Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-2 of our report dated March 10, 2023, relating to the financial statement of Flat Rock Enhanced Income Fund, as of December 31, 2022, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 28, 2023